CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
3.200% Duke Energy Corporation InterNotes® Due June 15, 2025	$3,013,000	$410.97
TOTAL	$3,013,000	$410.97

Filed under Rule 424(b)(2), Registration Statement No. 333-169633
Pricing Supplement No 11 - Dated Friday, May 31, 2013 (Prospectus Dated September 29, 2010 and Prospectus Supplement Dated November 13, 2012)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26442KAL0	$3,013,000.00	100.000%	2.000%	$2,952,740.00	Fixed	3.200%	Quarterly	06/15/2025	09/15/2013	$8.89	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable
Duke Energy Corporation		Trade Date: Friday, May 31, 2013 @ 12:00 PM ET									Duke Energy Corporation
		Settlement Date: Wednesday, June 5, 2013									Duke Energy InterNotes
		Minimum Denomination/Increments: $1,000.00/$1,000.00									Due One Year or More from Date of Issue
		Initial trades settle flat and clear SDFS: DTC Book Entry only									Prospectus Supplement Dated November 13, 2012
		DTC Number 0235 via RBC Dain Rauscher Inc.									to Prospectus Dated September 29, 2010
Agents: BofA Merrill Lynch, Incapital, LLC, Citigroup, Edward D. Jones & Co., L.P., Morgan Stanley, RBC Capital Markets, LLC, UBS Investment Bank, Wells Fargo Advisors, LLC

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in the Prospectus Supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Legal Matters:
In the opinion of Duke Energy Corporation’s counsel, when the notes offered by this pricing supplement have been executed and issued by Duke Energy Corporation and authenticated by the trustee pursuant to an Indenture dated as of June 3, 2008, as amended and supplemented, between Duke Energy Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Indenture”), and delivered against payment as contemplated herein, such notes will constitute valid and binding obligations of Duke Energy Corporation, enforceable in accordance with their terms. The opinion expressed above is subject to specified qualifications, assumptions and limitations, including that the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and that such counsel does not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on any agreements or instruments or any transactions contemplated by such opinion. In addition, this opinion is subject to customary assumptions, including, other than with respect to Duke Energy Corporation, (i) that the parties to documents, including the Indenture, relevant to such opinion had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder, (ii) the due authorization thereof by all requisite action, corporate or other by such parties, (iii) the execution and delivery by such parties of such documents, and (iv) the validity and binding effect of such documents on such parties, all as stated in the letter of such counsel dated November 13, 2012, which has been filed as Exhibit 5.1 to a Current Report on Form 8-K filed by Duke Energy Corporation on November 13, 2012.
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.
InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.